Exhibit 99.1

Melinta Therapeutics to Acquire Tetraphase Pharmaceuticals

Tetraphase terminates merger agreement with AcelRx to enter into merger agreement with Melinta

Melinta agreement provides for an aggregate of $39.0 million upfront in cash plus potential contingent value rights cash payments of up to $16.0 million

Acquisition Expected to Close in early Q3 2020

WATERTOWN, Mass., June 4, 2020 – Tetraphase Pharmaceuticals, Inc. (Nasdaq: TTPH), a biopharmaceutical company focused on commercializing its novel tetracycline XERAVA™ to treat serious and life-threatening infections, today announced that it has entered into a definitive merger agreement with Melinta Therapeutics, Inc. (“Melinta”), pursuant to which Melinta would acquire Tetraphase, through a tender offer, for an aggregate of $39.0 million in cash, plus an additional $16.0 million in cash potentially payable under contingent value rights (“CVRs”) to be issued in the proposed acquisition. The Board of Directors of Tetraphase unanimously recommends that stockholders tender their shares in the Melinta tender offer once it is commenced.

Under the terms of the definitive merger agreement, the upfront cash consideration in the transaction will be as follows: (i) $1.79 per share of Tetraphase common stock (including common stock underlying restricted stock units, performance-based stock units and pre-funded warrants), (ii) $2.47 per share of Tetraphase common stock underlying the common stock warrants issued by the Company in 2019, and (iii) $2.47 per share of Tetraphase common stock underlying the common stock warrants issued by the Company in 2020. Tetraphase equityholders would also be entitled to receive, for each share of Tetraphase common stock, one non-tradeable CVR, the holders of which will be entitled to receive payments of up to an additional $16.0 million in the aggregate upon the achievement of net sales of XERAVA™ in the United States of at least (i) $20 million during 2021, (ii) $35 million during any year ending on or before December 31, 2024 and (iii) $55 million during any year ending on or before December 31, 2024.

“This transaction is critically important for XERAVA and for the patients who need this life-saving treatment, and it allows Tetraphase to move forward and focus on growth,” said Larry Edwards, President and Chief Executive Officer of Tetraphase. “We are excited to collaborate with Melinta, a company experienced in addressing unmet medical needs and providing antibiotics to patients in the healthcare setting. The combined commercial and scientific expertise and synergies with Melinta will enable us to more effectively bring new treatments to patients now and into the future.”

“We are excited to have reached agreement with Tetraphase, a company with a high-growth hospital product that complements Melinta’s antibiotic product offerings,” said Jennifer Sanfilippo, Interim Chief Executive Officer of Melinta. “This transaction increases our world-class infectious disease portfolio and we are eager to build upon our synergies and leverage our collective expertise and scale to offer patients and providers battling serious bacterial infections with an additional potentially life-saving treatment option.”

Under the terms of the definitive merger agreement, the tender offer is required to be commenced within seven business days. Any shares not tendered in the tender offer will be acquired in a second-step merger at the same cash price as paid in the tender offer. Closing of the transaction is subject to specified closing conditions, including that a majority of the Company’s shares of common stock (treating the shares underlying the Company’s RSUs and PRSUs as outstanding) are validly tendered and not validly withdrawn. Upon the closing of the transaction, Tetraphase will become a privately held company and shares of Tetraphase’s common stock will no longer be listed on any public market. Subject to certain limited exceptions, the CVRs will be non-transferable.

The transaction was unanimously approved by the Tetraphase board of directors and is expected to close early in the third quarter of 2020. Certain Tetraphase stockholders and warrant holders, including Armistice Capital, LLC, holding in the aggregate approximately 20% of Tetraphase’s outstanding voting power, have signed support agreements or exchange agreements under which such equityholders agreed, among other things, to tender their shares in the tender offer and to the treatment of the warrants described above.

On June 4, 2020, Tetraphase terminated its previously announced merger agreement with AcelRx Pharmaceuticals, Inc., dated as of March 16, 2020, as amended on May 27, 2020 and May 29, 2020, in order to enter into the definitive merger agreement with Melinta. In connection with the termination the definitive merger agreement with AcelRx, Tetraphase paid AcelRx a termination fee in the amount of $1,778,000.

Janney Montgomery Scott is acting as financial advisor to Tetraphase and has rendered a fairness opinion to Tetraphase’s board of directors in connection with the transaction. Wilmer Cutler Pickering Hale and Dorr LLP is acting as legal advisor to Tetraphase in connection with the transaction.

About XERAVATM

XERAVA (eravacycline for injection) is a novel fluorocycline of the tetracycline class antibacterials indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. XERAVA was investigated for the treatment of cIAI as part of the Company’s IGNITE (Investigating Gram-Negative Infections Treated with Eravacycline) Phase 3 program. In the first pivotal Phase 3 trial in patients with cIAI, twice-daily intravenous (IV) XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to ertapenem and was well-tolerated. In the second Phase 3 clinical trial in patients with cIAI, twice-daily IV XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to meropenem and was well-tolerated. In both trials, XERAVA achieved high cure rates in patients with Gram-negative pathogens, including resistant isolates.

XERAVATM Important Safety Information

XERAVA is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections in patients 18 years of age and older.

XERAVA is not indicated for the treatment of complicated urinary tract infections.

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XERAVA and other antibacterial drugs, XERAVA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

XERAVA is contraindicated for use in patients with known hypersensitivity to eravacycline, tetracycline-class antibacterial drugs or to any of the excipients. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with XERAVA.

The use of XERAVA during tooth development (last half of pregnancy, infancy and childhood to the age of eight years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of XERAVA during the second and third trimester of pregnancy, infancy and childhood up to the age of eight years may cause reversible inhibition of bone growth.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis.

The most common adverse reactions observed in clinical trials (incidence ≥ 3%) were infusion site reactions, nausea, and vomiting.

XERAVA is structurally similar to tetracycline-class antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri, and anti-anabolic action which has led to increased blood urea nitrogen, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with XERAVA. Discontinue XERAVA if any of these adverse reactions are suspected.

To report SUSPECTED ADVERSE REACTIONS, contact Tetraphase Pharmaceuticals Inc., at 1-833-7-XERAVA (1-833-793-7282) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full prescribing information for XERAVA.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase Pharmaceuticals, Inc., is a biopharmaceutical company using its proprietary chemistry technology to create novel tetracyclines for serious and life-threatening conditions, including infections caused by many of the multidrug-resistant bacteria highlighted as urgent public health threats by the World Health Organization and the Centers for Disease Control and Prevention. The Company has created more than 3,000 novel tetracycline compounds using its proprietary technology platform. Tetraphase’s lead product XERAVA™ is approved for the treatment of complicated intra-abdominal infections by the U.S. Food and Drug Administration and the European Medicines Agency. The Company’s pipeline also includes antibiotics TP-271 and TP-6076, which are Phase 2 ready, and TP-2846, which is in preclinical testing for acute myeloid leukemia. The Company intends to out license its pipeline candidates. Please visit www.tphase.com for more company information.

Important Information for Investors and Stockholders

The tender offer for the outstanding shares of Tetraphase referenced in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Melinta and its subsidiary will file with the Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, Melinta and its subsidiary will file tender offer materials on Schedule TO, and thereafter Tetraphase will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF TETRAPHASE COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF TETRAPHASE COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Tetraphase common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by contacting Melinta Therapeutics, Inc. at 44 Whippany Rd, Suite 280, Morristown, New Jersey 07960, Attention: Legal. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Melinta and Tetraphase file annual, quarterly and current reports and other information with the SEC.

Forward-Looking Statements

Statements in this press release regarding the proposed transactions between Melinta and Tetraphase, the expected timetable for completing the transactions, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Tetraphase management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the risk that the proposed transactions may not be completed in a timely manner, or at all, which may adversely affect Tetraphase’s business and the price of its common stock; the failure to satisfy all of the closing conditions of the proposed transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the transactions; the effect of the announcement or pendency of the proposed transactions on Tetraphase’s business, operating results and relationships with customers, suppliers, competitors and others; risks that the proposed transactions may disrupt Tetraphase’s current plans and business operations; potential difficulties retaining employees as a result of the proposed transactions; risks related to the diverting of management’s attention from Tetraphase’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Tetraphase related to the merger agreement or the proposed transactions; risks relating to product development and commercialization, demand for Tetraphase’s products and limited number of customers; risks associated with competition and other commercial and other risk factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q for the period ended March 31, 2020 filed with the SEC on May 7, 2020. In addition, the forward-looking statements included in this press release represent our views as of June 4, 2020. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Tetraphase’s views as of any later date.

Media and Investor Contact:

Argot Partners

Maeve Conneighton

212-600-1902

maeve@argotpartners.com